Exhibit (99)(a)
EXPERTS

The financial statements included in this Prospectus, as of and for the year then ended December 31, 2019 of Lincoln Benefit Life Company, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein and elsewhere in the Registration Statement. Such financial statements are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.